Exhibit 99.1

News Release

Date:	July 24, 2015 12:00pm EST
From:	Archie M. Brown, Jr. President and CEO
MainSource Financial Group, Inc. | 812-663-6734

Anthem’s Erin Hoeflinger Appointed to Board of Directors

for MainSource Financial Group

Archie M. Brown, President and CEO of MainSource Financial Group, Inc., announced today that Erin Hoeflinger, President of Anthem Blue Cross and Blue Shield in Ohio, has been appointed to the MainSource Board of Directors. Ms. Hoeflinger was also appointed to the Board of Directors of MainSource Bank. The appointments are effective September 21, 2015.

Ms. Hoeflinger has served as President of Anthem in Ohio, a division of Anthem, Inc., since January 2008, and in various other positions with Anthem since 1995. She is currently responsible for the strategic leadership of the largest health benefits company in the state. Her responsibilities include the development of innovative programs and services to improve the health care experience for more than 3 million members, leading efforts to improve access to health care in Ohio and serving as a leader in the transformation of health care.

Ms. Hoeflinger combines her commitment to improving the health of Ohio residents with leadership in civic and business affairs. She is currently a member of Governor John Kasich’s Advisory Council on Health Care Payment Innovation and serves on the Board of trustees of The Ohio State University. She has an M.B.A. in Business from Xavier University and a B.A. in Communications from Wright State University.

“MainSource is proud to have Ms. Hoeflinger join our board,” said Brown. “We know that her financial and regulatory background will strengthen our board and company. Additionally, Ms. Hoeflinger brings significant leadership experience with a publicly-traded and highly regulated company. The banking industry has faced many challenges over the past few years and continues to face many challenges, including pressure to grow. Ms. Hoeflinger’s extensive background in financial matters, as well as her experience leading and executing operating performance, will assist the Board as it navigates the changing landscape of the banking industry.”

“I am honored to have been selected to the MainSource Board of Directors and look forward to the opportunity of working with the Board as MainSource continues to grow and succeed,” said Hoeflinger. “The healthcare and financial industry environments have their share of challenges, but our strength lies in turning them into opportunities and innovative processes with proven outcomes.”

MainSource Financial Group is listed on the NASDAQ National Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $3.25 billion. The Company operates 81 full-service offices throughout Indiana, Illinois, Kentucky and Ohio through its banking subsidiary, MainSource Bank, Greensburg, Indiana. Through its non-banking subsidiary, MainSource Title LLC, the Company provides various related financial services.

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MainSource Financial Group, 1205 North State Road 3 Bypass, Greensburg, IN  47240